                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            YOUNG BROADCASTING INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                            YOUNG BROADCASTING INC.

                              ____________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1998

                              ____________________

     The Annual Meeting of Stockholders of Young Broadcasting Inc. (the "Company") will be held at the offices of WRIC-TV, 301 Arboretum Place, Richmond, Virginia at 10:00 a.m. on Tuesday, May 5, 1998, for the following purposes:

          1. To elect nine directors of the Company to serve for a term of one year.

          2. To ratify and approve the selection of independent auditors of the Company to serve until the next annual meeting of stockholders.

          3. To approve an amendment to the Company's Certificate of Incorporation which would lower from 10% to 5% the required minimum percentage of the Company's outstanding Common Stock to be held by the Management Group (as defined) for continued designation of the Company's Class B Common Stock.

          4. To approve the issuance of shares of the Company's Class B Common Stock in exchange for presently outstanding shares of the Company's Class A Common Stock held by certain members of the Management Group.

          5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of shares of the Company's Class A Common Stock and Class B Common Stock at the close of business on April 3, 1998 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                    By Order of the Board of Directors,



                                    JAMES A. MORGAN
                                    Secretary

April 13, 1998


ALL PERSONS TO WHOM THE ACCOMPANYING PROXY IS ADDRESSED ARE REQUESTED TO DATE, EXECUTE AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                            YOUNG BROADCASTING INC.
                             ____________________

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 5, 1998

                              ____________________

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Young Broadcasting Inc. (the "Company") of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Stockholders to be held at the offices of WRIC-TV, 301 Arboretum Place, Richmond, Virginia at 10:00 a.m. on Tuesday, May 5, 1998, and at all adjournments thereof. The shares represented by proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any stockholder may revoke his proxy at any time prior to the voting thereof by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person at the meeting.

     Holders of record of shares of the Company's Class A Common Stock, $.001 par value ("Class A Common Stock"), and Class B Common Stock, $.001 par value ("Class B Common Stock"), at the close of business on April 3, 1998 are entitled to vote at the meeting. As of such record date, there were 12,440,595 shares of Class A Common Stock and 1,891,890 shares of Class B Common Stock outstanding.

     The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes.

     Directors will be elected by a plurality of the votes cast at the meeting. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon. On all matters to come before the meeting, abstentions and non-votes will not be considered as votes cast, and will be considered only for purposes of determining whether a quorum is present at the meeting. Adam Young and Vincent Young together beneficially possess approximately 60% of the aggregate votes that may be cast at the meeting. See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, the affirmative vote of Adam Young and Vincent Young alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the meeting. Adam Young and Vincent Young have advised the Company that they will vote all of their shares in favor of the proposals set forth in the notice attached to this proxy statement.

     The cost of soliciting these proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone.

     The principal executive offices of the Company are at 599 Lexington Avenue, New York, New York 10022. This proxy statement and the form of proxy are being mailed to stockholders on or about April 13, 1998.


                             ELECTION OF DIRECTORS

  It is proposed to elect nine directors of the Company to hold office for terms of one year and until their successors shall be elected and shall qualify. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors of the Company unless instructed to the contrary. The nominees other than James A. Morgan, Robert L. Winikoff and David C. Lee are currently directors of the Company.


                                 DIRECTOR                PRINCIPAL OCCUPATION AND BUSINESS
NAME OF NOMINEE             AGE   SINCE                EXPERIENCE DURING THE PAST FIVE YEARS
--------------------------  ---  --------  --------------------------------------------------------------

Current Directors:

Vincent J. Young              50   1986      Chairman of the Company since its inception in 1986, member of the Compensation and Audit Committees of the Company, and
                                             director and Chairman of each of the Company's corporate
                                             subsidiaries. Mr. Young has served from 1980 and continues to serve as Chairman of Adam Young Inc., a national
                                             television representation firm, which merged with and into a subsidiary of the Company in March 1998. Vincent Young is
                                             the son of Adam Young.

Adam Young                    84   1986      Treasurer of the Company since its inception, and director and Treasurer of each of the Company's corporate
                                             subsidiaries. Mr. Young is also President and Treasurer of
                                             Adam Young Inc., which he founded in 1944.


Ronald J. Kwasnick            51   1994      President of the Company since its inception, and President of each of the Company's corporate subsidiaries.

Bernard F. Curry              79   1994      Chairman of the Audit Committee of the Company. Mr. Curry
                                             served from 1982 as a director and from December 1992 as the
                                             Chairman of the Audit Committee of Morgan Trust Company of
                                             Florida, N.A. until it was merged into J.P. Morgan Florida,
                                             FSB in January 1994. He has served the surviving bank, which is an indirect wholly-owned subsidiary of J.P. Morgan & Co.
                                             Incorporated, in the same capacities since August 1991.

Alfred J. Hickey, Jr.         61   1994      Member of the Compensation and Stock Option Committees of
                                             the Company. Mr. Hickey is currently a private investor. He was Vice-President--Institutional Sales of Legg Mason, a
                                             brokerage firm, from May 1990 to May 1991. Mr. Hickey was a private investor from May 1991 to June 1993, when he became the Vice President--International Sales of Southeast
                                             Research Partners, a brokerage firm, in which capacity he
                                             served until October 1994.

Leif Lomo                     68   1994      Member of the Audit, Compensation and Stock Option
                                             Committees of the Company. From 1987 to 1994, Mr. Lomo
                                             served as Chairman of A.B. Chance Industries, Inc., a
                                             manufacturer of electricity-related equipment. Prior to its acquisition by Hubbell Incorporated in April 1994, Mr. Lomo also acted as President and Chief Executive Officer of A.B.
                                             Chance. From January 1995 to June 1996, Mr. Lomo served as the President of Marley Pump, a division of United Dominion
                                             Company, which is principally engaged in the manufacture and marketing of submersible pumps for small water well
                                             applications and the distribution of gasoline. Mr. Lomo is currently a private investor.


New Directors:

James A. Morgan               49             Executive Vice President of the Company since March 1993,
                                             and Executive Vice President of each of the Company's
                                             corporate subsidiaries. From 1984 until joining the Company, he was a director and Senior Investment Officer at J.P.
                                             Morgan Capital Corporation involved in investing the firm's own capital in various leveraged and early growth stage
                                             companies.

Robert L. Winikoff            51             Partner of the New York City law firm of Cooperman Levitt
                                             Winikoff Lester & Newman, P.C. for more than the past five years, which has served as the Company's general outside
                                             counsel since 1987.

David C. Lee                  32             Mr. Lee is a Managing Director of Lazard Freres & Co. LLC,
                                             where he has served in various capacities from March 1988 to
                                             October 1994 and from April 1996 to the present. Lazard is a leading investment banking firm which has provided services to the Company from time to time. From November 1994 to
                                             March 1996, Mr. Lee was a Managing Director of Toronto
                                             Dominion Bank, U.S.A. Division, where he headed the mergers and acquisitions group.

  A vacancy was created on the Board of Directors as a result of the resignation on January 31, 1998 of Michael S. Willner, a director since 1994. Mr. Willner is the President and Chief Operating Officer of Insight Communications Company, L.P., an operator of cable television systems. Mr. Willner was required to resign as a director of the Company by such date in order to satisfy the multiple ownership restrictions of the Federal Communications Commission ("FCC") relating to certain of such cable television systems and certain of the Company's broadcast television stations. In addition, the Board of Directors has increased the number of directors from seven to nine, creating two additional vacancies. The Board of Directors has nominated the individuals listed above as "New Directors" to fill such vacancies, each of such individuals having consented to serve as such. The Board of Directors has nominated for re-election each of the six incumbent directors listed above as "Current Directors."

  The Board of Directors of the Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors has no nominating committee; nominees for election as directors of the Company are selected by the Board of Directors. During 1997, there were three meetings of the Audit Committee, three meetings of the Compensation Committee and one meeting of the Stock Option Committee. All of the respective Committee members attended each of the Committee meetings.

  The Audit Committee consists of three directors, two of whom are required by the Company's By-Laws to be independent directors. The current members of the Audit Committee are Bernard Curry, Leif Lomo and Vincent Young. Its functions are to (i) recommend the appointment of independent accountants, (ii) review the arrangements for and scope of the audit by independent accountants, (iii) review the independence of the independent accountants, (iv) consider the adequacy of the system of internal accounting controls and review any proposed corrective actions, (v) review and monitor the Company's policies regarding business ethics and conflicts of interest, (vi) discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and reporting matters, and (vii) review the activities and recommendations of the Company's accounting department.

  The Compensation Committee consists of three directors, two of whom are required by the Company's By-Laws to be independent directors. The current members of the Compensation Committee are Leif Lomo, Alfred Hickey and Vincent Young. The Compensation Committee has authority to review and make recommendations to the Board of Directors with respect to the compensation of executive officers of the Company. See "Executive Compensation-Report of the Compensation Committee."

  The Stock Option Committee consists of two directors, each of which is a "disinterested" director. The current members of the Stock Option Committee are Leif Lomo and Alfred Hickey. The Stock Option Committee administers the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan") and determines, among other things, the time or times at which options will be granted, the recipients of grants, whether a grant will consist of incentive stock options, nonqualified stock options and stock appreciation rights (in tandem with an option or free-standing) or a combination thereof, the option periods, whether an option is exercisable for Class A Common Stock or Class B Common Stock, the limitations on option exercise and the number of shares to be subject to such options, taking into account the nature and value of services rendered and contributions made to the success of the Company. The Stock Option Committee also has authority to interpret the Plan and, subject to certain limitations, to amend provisions of the Plan as it deems advisable.

  During 1997, the Board of Directors of the Company held eight meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES HEREIN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 3, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) each executive officer and director and nominee of the Company, (ii) each stockholder known by the Company to beneficially own 5% or more of such Common Stock and
(iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each beneficial holder of 5% or more of such Common Stock is the same as the Company.


                             CLASS A COMMON STOCK   CLASS B COMMON STOCK               PERCENT OF
                             --------------------   --------------------               VOTE AS A
BENEFICIAL OWNER             NUMBER           %     NUMBER                    %       SINGLE CLASS(1)
----------------             ------          ---    ------                   ---      ---------------
Vincent J. Young             149,417(2)(3)    1.2  1,119,036(4)(5)(6)(7)       50.3            32.7

Adam Young                     252,843(8)     3.1    881,291(7)(9)             46.6            28.9

Ronald J. Kwasnick                 533(3)     *      132,057(5)(10)             6.8             4.1

James A. Morgan                  833(3)(11)   *      222,258(5)(6)(12)         10.8             6.7

Deborah A. McDermott             1,333(3)     *       45,773(5)(13)             2.4             1.5

Baron Capital Group, Inc.    1,415,600       11.4        - -                    - -             4.5
   and Affiliates(14)
   767 Fifth Avenue
   New York, NY 10153

The Capital Group of           746,000        6.0        - -                    - -             2.4
 Companies,
   Inc. and Affiliates(15)
   333 South Hope Street
   Los Angeles, CA 90071

The Equitable Companies        740,000        5.9        - -                    - -             2.4
 Incorporated
   and Affiliates(16)
   1290 Avenue of the
    Americas
   New York, NY 10104

Mellon Bank Corporation        881,300        7.1        - -                    - -             2.8
    and Affiliates(17)
    One Mellon Bank Center
    Pittsburgh, PA 15258

Neuberger & Berman, LLC        690,100        5.6        - -                    - -             2.2
    and Affiliates(18)
    605 Third Avenue
    New York, NY 10158

Bernard F. Curry(19)             7,200        *          - -                    - -              *

Alfred J. Hickey, Jr.(19)        6,200        *          - -                    - -              *

Leif Lomo(19)                    7,200        *          - -                    - -              *

Robert L. Winikoff(20)          43,000        *          - -                    - -              *

David C. Lee                      - -        - -         - -                    - -             - -

All directors and              578,973        4.7  2,400,415                   97.3            66.2
   executive officers,
   as a group


                                             (footnotes begin on following page)

------------------
*    Less than 1%.
(1) Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to certain significant transactions. Holders of both classes of Common Stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law.
(2)  Includes 2,812 shares held by his wife.
(3)  Includes 533 shares held through the 401(k) Plan.
(4) Includes 92,347 shares held pursuant to an agreement dated as of July 1, 1991 which established a voting trust for the benefit of family members of management, for which Vincent Young and Richard Young act as trustees. During the term of the voting trust, which expires July 1, 2001, the trustees have the sole right to vote the shares subject to the trust. If the trustees cannot agree as to how the shares shall be voted, each trustee will vote 50% of the shares. Also includes 332,023 shares issuable upon the exercise of options granted pursuant to the Young Broadcasting Inc. 1995
     Stock Option Plan (the "Plan").   Also includes 13,417 shares held pursuant
     to an agreement dated as of October 1, 1996 which established a voting trust for the benefit of family members of management, for which Vincent Young acts as trustee. During the term of the voting trust, which expires October 1, 2006, the trustee has the right to vote the shares subject to the trust.
(5) Does not include those shares issuable upon the exercise of options granted pursuant to the Plan which are not exercisable within 60 days.
(6)     Includes 1,900 shares held for the benefit of his minor children.
(7) The table does not include 300,000 shares held by Spray-V Limited Partnership for which Vincent Young, his siblings Richard and Sharon Young, and his mother Margaret Young, serve as directors and may be deemed to beneficially own such shares pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
(8)  Includes 129,003 shares held by his wife.
(9) Includes 38,250 shares held by his wife. Also includes 1,186 shares issuable upon the exercise of options granted pursuant to the Plan.
(10) Includes 43,662 shares issuable upon the exercise of options granted pursuant to the Plan.
(11) Includes 300 shares held by a family trust.
(12) Includes 167,588 shares issuable upon the exercise of options granted pursuant to the Plan.
(13) Includes 31,218 shares issuable upon the exercise of options granted pursuant to the Plan.
(14) Represents shares beneficially owned by BAMCO, Inc. (1,224,000) and Baron Capital Management, Inc. (191,600), subsidiaries of Baron Capital Group, Inc. ("BCG"), including 1,077,000 shares held by Baron Asset Fund, an investment advisory client of BAMCO, Inc., as reported in a Schedule 13G filed in November 1997. Such report also includes an individual reporting person who controls BCG. All of such persons disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Exchange Act.
(15) Represents shares beneficially owned by a group of investment management companies for which The Capital Group of Companies, Inc. is the parent holding company and may be deemed to beneficially own such shares, as reported in a Schedule 13G filed in February 1998.
(16) Represents shares beneficially owned by The Equitable Life Assurance Society of the United States (145,000) and Alliance Capital Management L.P., subsidiaries of The Equitable Companies Incorporated, as well as by certain parent holding companies, as reported in a Schedule 13G filed in February 1998.
(17) Represents shares beneficially owned by Mellon Bank Corporation and certain of its direct and indirect subsidiaries acting in various fiduciary capacities, as reported in a Schedule 13G filed in February 1998.
(18) Represents shares beneficially owned by Neuberger & Berman, LLC and Neuberger & Berman Management Incorporated, as reported in a Schedule 13G filed in February 1998.
(19) Includes 6,200 shares issuable upon the exercise of stock options, 5,200 of which were granted pursuant to the Plan.
(20) Includes 22,000 shares held by a limited liability company for which he serves as manager.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

   The Company's Compensation Committee (the "Committee"), which is composed of two independent directors (Alfred J. Hickey, Jr. and Leif Lomo) and one inside director (Vincent Young), is responsible for reporting to the Board concerning the compensation policies followed by the Committee in recommending to the Board compensation for executive officers. Michael S. Willner served as a member of the Committee until his resignation from the Board on January 31, 1998, at which time Mr. Lomo was appointed by the Board to serve on the Committee.

   The Committee utilizes a program designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services the Company needs to maximize its return to stockholders. The program is premised on the belief that an executive's compensation should reflect his individual performance and the overall performance of the Company, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program requires flexibility in order to ensure that the Company can continue to attract and retain executives with unique and special skills critical to the Company's success. Flexibility is also necessary to permit adjustments in compensation in light of changes in business and economic conditions. The compensation of each executive officer is reviewed annually by the Committee.

   In 1997, the Committee was assisted in its review and assessment of its executive pay program by executive compensation consultants retained by the Committee to serve as outside experts in the discharge of its responsibilities. The purpose of the review was to determine whether the pay program is market competitive, internally equitable and provides the appropriate balance between fixed and performance-variable pay to ensure that the program appropriately reflects the risks and challenges facing the Company's executive team. The consultants reviewed with the Committee survey data regarding compensation practices and payments by comparable organizations and the relationships between measures of company size and performance and corresponding executive pay levels. The comparison group selected by the consultants was comprised of broadcasting industry peer companies. Such comparative companies are not necessarily the same companies included in the indices used in the performance graph that follows, as the Company's competitors for executive talent are not limited to such companies.

   Based on the consultants' recommendations, the Committee determined to set executive compensation levels at or above competitive median market levels to provide compensation opportunities comparable to those paid by broadcast media companies that compete for executives with comparable talents. Specifically, total cash compensation opportunities (salary plus annual bonus) was targeted at the 75th percentile of competitive market levels, as warranted by annual performance. The consultants determined that total cash compensation levels for executives were at or near median (i.e., 50th percentile) competitive rates and significantly below competitive 75th percentile target levels.

   The consultants recommended that the Committee manage executive compensation within the framework of a total annual compensation structure to allow for flexibility in the mix of pay elements and competitive levels while fixing target pay at desired levels. Target total compensation levels for 1997, including target annual and long-term incentive opportunities, were developed for each executive position using a pay mix recommended by the consultants. To create a more balanced overall pay structure, a pay mix was developed for each executive, with the executive's year-end cash bonus and long-term incentive compensation tied to a fixed percentage of base salary. The consultants recommended target compensation levels based on the Company's compensation philosophy and competitive pay positioning versus the broadcast media peer group. In February 1997, the Board, based upon the Committee's recommendations, established base salary levels for Vincent Young and the other executive officers, with each executive receiving an approximately 15% increase from 1996 base salary. The consultants recommended that 1998 base salaries for Vincent Young and the Company's other executive officers remain at the levels established by the Board in February 1997.

   In February 1997, the Committee established a year-end cash bonus plan providing for bonus awards to executive officers at the discretion of the Board if the Company substantially achieved its objectives in 1997. Included among the objectives were (i) the continuing evaluation and pursuit of attractive acquisition opportunities, (ii) achieving the financial goals set forth in the 1997 budget approved by the Board, (iii) increasing financial community and investor awareness concerning the Company's securities and (iv) developing new areas of business. In recognition of the successful achievement of such objectives and other major accomplishments during 1997, the Committee recommended and the Board approved the year-end cash bonuses to the Company's executive officers as indicated in the Summary Compensation Table. The Company's executive officers attended numerous conferences and met with many potential investors, and the Company's coverage in the investment banking community has significantly expanded. Furthermore, the Company has surpassed its projected 1997 estimates for new business sales. Other accomplishments included (a) the modification of its senior credit facility to provide for more favorable interest rates and covenant flexibility, including a $285 million line of credit for future acquisitions, and (b) the successful completion in June 1997 of a $200 million offering of 8 3/4% Senior Subordinated Notes. The Committee determined, based on the recommendation of the consultants as discussed above, to increase annual bonus opportunities to provide a meaningful incentive that brings total cash compensation opportunities to competitive 75th percentile rates of pay. Accordingly, the year-end cash bonus plan established by the Board in February 1997 was modified to increase the targeted bonuses for each of the executives to bring them in line with this objective. These increases are reflected in the Summary Compensation Table.

   The Committee in February 1997 also established an incentive cash compensation plan for executive officers that created the potential for significant incentive bonuses if the Company achieved certain cash flow levels in 1997. The television broadcasting industry generally recognizes operating cash flow or "OCF" (operating income before income taxes and interest expenses, plus depreciation and amortization and non-cash compensation, less payments for program license liabilities) as a means of valuing companies. Accordingly, the Committee believed it to be in the best interests of the stockholders to establish an incentive for executive officers to achieve the highest possible OCF. If the Company met or exceeded its OCF targets for 1997, a bonus pool was to be created based upon a predetermined rising scale percentage of the excess OCF. The allocation of the bonus pool among the executive officers was to be determined at the discretion of the Board. Based upon the consultants' recommendation, the Committee has determined to modify this plan so that total annual compensation opportunities for each executive position are set approximately halfway between the median and the competitive 75th percentile levels. To accomplish this, the consultants recommended that the plan be more formally structured and contain a smaller discretionary element, while retaining the approach that the performance focus remain tied to OCF growth and improvement based upon specifically budgeted OCF targets. Accordingly, to achieve the targeted total annual compensation levels for 1997, the consultants recommended that stock options under the Company's 1995 Stock Option Plan be granted as long-term incentive compensation to the Company's executive officers, with each executive officer receiving options having a value based upon a percentage of base salary, as discussed above. The value placed upon the options was determined in accordance with a Black-Scholes American option valuation formula.

   As one of the Company's largest stockholders, Vincent Young's financial well-being is directly tied to the overall performance of the Company as reflected in the price per share of common stock. For his services as the Company's chief executive officer, Vincent Young's compensation is and will continue to be determined in accordance with the compensation policies outlined herein.

   The Committee's annual performance evaluation of each executive officer is subjective, will rely heavily on the performance evaluation presented to the Committee by the Company's Chairman, and will not typically be based upon an exact formula for determining the relative importance of each of the factors considered, nor will there be a precise measure of how each of the individual factors relates to the Committee's recommendation with respect to each executive officer's ultimate annual compensation.

   Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if (i) performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, (ii) payments are approved by a majority vote of the stockholders prior to payment of such compensation, (iii) the material terms of the compensation are disclosed to the stockholders, and (iv) the compensation committee certifies that the performance goals were in fact satisfied. During 1997, the Committee considered the compensation arrangements of the Company's executive officers in light of the requirements of Section 162(m).

   While the Committee will continue to give due consideration to the deductibility of compensation payments on future compensation arrangements with the Company's executive officers, the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors used by the Committee in making its compensation decisions. Accordingly, the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

                  Compensation Committee of the Board of Directors

                  Alfred J. Hickey, Jr., Chairman
                  Leif Lomo
                  Vincent J. Young

PERFORMANCE GRAPH

   The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from November 7, 1994, the effective date of the Company's initial public offering, through December 31, 1997. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on November 7, 1994, and that all dividends were reinvested.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED ON NOVEMBER 7, 1994
                   ------------------------------------------



                                    [Graph]




                              11/7/94   12/31/94   12/31/95   12/31/96   12/31/97
                             --------  ---------  ---------  ---------  ---------
Young Broadcasting Inc.      $    100  $      93  $     149  $     154  $     204
Nasdaq Stock Market Index         100         98        139        171        209
Nasdaq Telecommunications         100         93        122        125        184
Stock Market Index


   The Company believes that the foregoing information provided has only limited relevance to an understanding of the Company's compensation policies during the indicated periods and does not reflect all matters appropriately considered in developing its compensation strategy. In addition, the stock price performance shown on the graph is not necessarily indicative of future price performance.

    The following table summarizes the compensation for services rendered to the Company paid in 1995, 1996 and 1997 to the Chief Executive Officer and the Company's other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                       ANNUAL COMPENSATION                AWARDS
                              --------------------------------------   -------------
                                                                      SECURITIES
                                                   OTHER ANNUAL       UNDERLYING    ALL OTHER
  NAME AND                     SALARY     BONUS    COMPENSATION        OPTIONS     COMPENSATION
PRINCIPAL POSITION      YEAR     ($)       ($)        ($)(1)             (#)           ($)(2)
----------------------  ----  --------   -------      -------         ----------        -----
Vincent J. Young        1997  $862,500   797,057         275,276          96,435          4,750
Chairman (CEO)          1996   750,000   290,000         278,044         202,740          4,500
                        1995   650,000   164,486          23,801         266,250          4,500

Adam Young              1997   265,000   122,446              --           1,004             --
Treasurer               1996   230,000    67,500              --              --             --
                        1995   200,000    35,000              --              --             --

Ronald J. Kwasnick      1997   442,750   286,409          58,092          21,575          2,400
President               1996   385,000   135,000          58,797          16,242          4,500
                        1995   335,000    76,512           5,034          32,000          4,500

James A. Morgan         1997   370,875   239,914          54,675          15,835          4,750
Executive Vice          1996   322,500   106,000          54,971          13,992          4,500
President               1995   280,000    60,577           4,704         157,125          4,500

Deborah A. McDermott    1997   316,250   175,352          30,056           4,608          4,750
Executive Vice          1996   248,333    90,000          30,294          13,992          4,500
President-Operations

______________________
(1) Reflects the forgiveness of loans which were made to employees in 1994 and 1995 for the purpose of satisfying their federal income tax withholding requirements related to non-cash compensation paid in the form of shares of Common Stock. See "Certain Transactions."
(2) Reflects employer contributions to the Company's 401(k) Plan on behalf of the named executive officers. For 1995, 1996 and 1997, such contributions were made in the form of shares of Class A Common Stock valued at fair market value on the date of issuance.

    The following table sets forth information concerning individual grants of stock options made during 1997 to the named executive officers in the Summary Compensation Table.



                                     OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------
                        INDIVIDUAL GRANTS
-------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                        NUMBER OF      PERCENT OF                                   AT ASSUMED ANNUAL RATES
                        SECURITIES     TOTAL OPTIONS   EXERCISE                   OF STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO      OF BASE                    FOR OPTION TERM(3)
                        OPTIONS        EMPLOYEES IN    PRICE         EXPIRATION   ---------------------------
        NAMES           GRANTED(1)     FISCAL YEAR     PER SHARE(2)    DATE            5%($)         10%($)
----------------------  ----------     -------------   ---------     ----------        -------      --------
Vincent J. Young            96,435             38.69%     $36.25     11/03/2002       965,816      2,134,202
                            13,790              5.53       39.88(4)  11/03/2002       151,921        335,705

Adam Young                  11,855              4.76       36.25      11/032002       118,730        262,363

Ronald J. Kwasnick          35,365             14.19       36.25     11/03/2002       354,188        782,662

James A. Morgan             29,625             11.89       36.25     11/03/2002       296,700        655,631

Deborah A. McDermott        17,177              6.89       36.25     11/03/2002       172,031        380,144

______________________
(1) Options may be exercised immediately with respect to 10% of the total option shares indicated for each of the named executive officers. The following fixed percentages of such option shares will become exercisable on November 3, 1998 and on each of the three anniversaries of such date, in cumulative fashion: 15%, 20%, 25% and 30%, respectively.
(2) The exercise price was established at the market price on the date of grant, November 3, 1997.
(3) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's Class A Common Stock increasing to $59.05 and $94.02, respectively. For the period from November 7, 1994, the effective date of the Company's initial public offering, through December 31, 1997, the cumulative total return of the Company's Class A Common Stock has increased 104%.
(4) The exercise price was established at 110% of the market price on the date of grant, as this option is an "incentive" stock option and Mr. Young possesses more than 10% of the total voting power of the Company's Common Stock.

   The following table sets forth information at fiscal year-end 1997 concerning stock options held by the named executive officers in the Summary Compensation Table. No options held by such individuals were exercised during 1997.

                            FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------
                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                        OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END
                        --------------------------  ---------------------------------
NAME                    EXERCISABLE  UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
----------------------  -----------  -------------  -----------  --------------------
Vincent J. Young            334,462        261,013   $5,486,926      1,484,913

Adam Young                    1,186         10,669        2,965         26,673

Ronald J. Kwasnick           43,662         56,203      681,843        245,570

James A. Morgan             167,588         49,162    3,052,783        246,655

Deborah A. McDermott         31,248         37,959      482,295        218,648


   Those directors who are not also employees of the Company receive an annual retainer as fixed by the Board, which may be in the form of cash or stock options, or a combination of both. For 1997, nonemployee directors received five-year stock options, having a fair market value exercise price, to purchase 2,800 shares of Class A Common Stock. Nonemployee directors receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended. Nonemployee directors also receive, upon becoming a director, a five-year option to purchase up to 1,000 shares of Class A Common Stock at an exercise price equal to 120% of the quoted price on the date of grant. No other directors are compensated for services as a director.

EMPLOYMENT AGREEMENT

   The Company has an employment agreement with James A. Morgan, Executive Vice President of the Company. The term of Mr. Morgan's employment agreement expires 90 days after the date on which the Company gives notice of termination. Under the agreement, Mr. Morgan's base salary is $225,000. However, such amount may be increased at the discretion of the Board of Directors, which has approved an increase in Mr. Morgan's base salary to 370,875 effective as of January 1, 1997. The agreement provides for the payment of his base salary for twelve months after termination other than by reason of disability, death or breach of the agreement.

401(k) PLAN

   The Company maintains a retirement plan (the "401(k) Plan") established in conformity with Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), covering all of the eligible employees of the Company. Pursuant to the 401(k) Plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) Plan. The maximum elective deferral contribution was $9,500 in 1997, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. Effective January 1, 1997, the 401(k) Plan was amended to offer a match to employee contributions equal to .5% for each 1% of compensation an employee contributes, up to a maximum 3% Company contribution. Such contributions will be made in the form of Class A Common Stock to be contributed by the Company to the 401(k) after each calendar quarter with respect to such quarter based upon the closing price as of the last day of such quarter. The Company contributed an aggregate of 30,817 shares of Class A Common Stock to the 401(k) Plan in 1997 in respect of matching grants. The

401(k) applies a seven-year vesting schedule to all shares contributed based upon the number of years employed by the Company. The 401(k) Plan is qualified under Section 401 of the Code so that contributions by employees and employer, if any, to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Currently, the members of the compensation committee are Alfred J. Hickey, Jr., Leif Lomo and Vincent J. Young, the Company's Chairman.

1995 STOCK OPTION PLAN

   On February 6, 1995, the Company adopted the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain competent employees, to make service on the Board of Directors of the Company more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial growth of the Company largely depend.

   The Plan may be administered by either the entire Board of Directors of the Company or a committee consisting of two or more members of the Board of Directors, each of whom is a "disinterested person." The Plan is currently, and has been since its adoption in February 1995, administered by a Stock Option Committee of the Board of Directors presently consisting of two "disinterested" directors, Leif Lomo and Alfred J. Hickey. To qualify as a disinterested director, a director may not be eligible for grants under the Plan, but may receive options in respect of annual non-employee director retainer fees.

   Incentive stock options ("ISOs") may be granted only to officers and key employees of the Company and its subsidiaries. Nonqualified stock options and stock appreciation rights ("SARs") may be granted to such officers and employees as well as to agents and directors of and consultants to the Company, whether or not otherwise employees of the Company. In determining the eligibility of an individual for grants under the Plan, as well as in determining the number of shares to be optioned to any individual, the Stock Option Committee takes into account the recommendations of the Company's Chairman, Vincent Young, the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of his or her service or accomplishments, his or her present or potential contribution to the success of the Company or its subsidiaries, the number and terms of options and SARs already held by an individual and such other factors as the Stock Option Committee may deem relevant. In making recommendations to the Stock Option Committee, the Chairman focuses upon individuals who would be motivated by a direct economic stake in the equity of the Company. Such individuals are primarily in the executive management group and in the individual station management groups, and are evaluated by the Chairman at each grant date based upon the factors discussed above.

   Options may provide for their exercise into shares of any class of the Company's Common Stock, Class A, Class B or Class C. Each such class of Common Stock has substantially identical rights, except with respect to voting. The Class A Common Stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of Common Stock. The Class B Common Stock entitles its holders to ten votes per share, except in connection with certain significant transactions. Holders of Class C Common Stock, none of which is presently outstanding, would not be entitled to vote, except as required by law. All classes of Common Stock entitled to vote on any matter vote together as a single class, except as otherwise required by law. Shares of Class B Common Stock may only be held, directly or indirectly, by members of management and certain family members of management. Accordingly, options exercisable for shares of Class B Common Stock may only be granted to individuals within such group.

   The plan provides for the granting of ISOs to purchase the Company's Common Stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and SARs with any exercise price. SARs granted in tandem with an option have the same exercise price as the related option. The total number of shares with respect to which options and SARs may be granted under the Plan is currently 1,500,000. As of April 3, 1998, options for an aggregate of 1,493,572 shares have been granted to various individuals, including Vincent Young, Adam Young, Ronald Kwasnick, James Morgan and Deborah McDermott. The Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares into which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No option or SAR may be granted under the Plan after February 5, 2005, and no option or SAR may be outstanding for more than ten years after its grant.

   Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of any class of the Company's Common Stock, or any combination thereof. SARs, which give the holder the privilege of surrendering such rights for the appreciation in the Common Stock between the time of the grant and the surrender, may be settled, in the discretion of the Board or committee, as the case may be, in cash, Common Stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares as to which the option was exercised. Generally, options and SARs may be exercised while the recipient is performing services for the Company and within three months after termination of such services.

   The Plan may be terminated at any time by the Board of Directors, which may also amend the Plan, except that without stockholder approval, it may not increase the number of shares subject to the Plan or change the class of persons eligible to receive options under the Plan.


                              CERTAIN TRANSACTIONS

   On February 5, 1998, the Company entered into an Agreement and Plan of Merger with Adam Young Inc. ("AYI"), a national representation firm which procures national advertising on behalf of television stations in the United States, and a newly formed wholly-owned subsidiary of the Company pursuant to which AYI was merged with and into such subsidiary. The Company issued 476,307 shares of its Class A Common Stock, with an approximate value of $19.3 million, to Vincent Young, the Company's Chairman, and Adam Young, the Company's Treasurer, and his wife in exchange for all of the outstanding stock of AYI. AYI has entered into sales representative agreements with each of the Company's twelve television stations. AYI received commissions of approximately $5.3 million in the aggregate from the Company's stations in 1997. In addition, at December 31, 1997, the Company's stations had accrued commissions payable to AYI of approximately $494,000. AYI procured approximately $83.0 million of total advertising time for the Company's stations in 1997.

   Until the merger, the Company had a sublease (the "Sublease") with AYI for the use by AYI of approximately 9,500 square feet of office space together with furnishings and equipment at the Company's principal executive offices. The Company received a total of $619,000 in rental and other payments from AYI in 1997 pursuant to the Sublease.

   The Company made loans in 1994 to certain executive officers and other employees of the Company to satisfy their federal income tax withholding requirements related to non-cash compensation paid in the form of shares of Common Stock. The Company made additional loans to such employees in 1995 to satisfy their remaining tax obligations related to such non-cash compensation. The shares were issued to such employees in August and November 1994 pursuant to the Company's terminated Incentive Stock Grant Program (the "Program") and in March 1994 as part of compensation under employment arrangements. The aggregate outstanding principal amount of such loans at April

3, 1998 was $1,035,000 including $584,000 to Vincent Young, Chairman and a director of the Company; $123,000 to Ronald J. Kwasnick, President and a director of the Company; $116,000 to James A Morgan, Executive Vice President and nominee for director of the Company; and $64,000 to Deborah McDermott, Executive Vice President-Operations of the Company. The loans bear interest at the rate of 7.21% per annum and are payable in five equal annual installments of principal and accrued interest. On November 8, 1995, the Board of Directors of the Company adopted a loan forgiveness policy in order to afford employees who received grants under the Program with the benefits intended by the Program without imposing upon them the adverse tax consequences incident thereto. Under the forgiveness policy, all employees of the Company with such loans outstanding who were employed in good standing as of November 15, 1995 could elect to defer for one year the first installment of principal and related accrued interest. For all of such electing employees, one-twelfth of such deferred installment was forgiven as of the end of each full month of employment in good standing during the twelve-month period ended November 15, 1996. This policy provides for employee elections similarly to defer the remaining installments as they become due with similar monthly vesting for forgiveness based upon continued employment in good standing.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP as its independent auditors for 1998. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the Board of Directors.

   A representative of Ernst & Young LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

  PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO LOWER REQUIRED MINIMUM PERCENTAGE OF COMMON STOCK OWNERSHIP BY MANAGEMENT GROUP

   The Company has three classes of Common Stock, designated as Class A ("Class A Shares"), Class B ("Class B Shares") and Class C ("Class C Shares"). Each class of Common Stock has substantially identical rights, except with respect to voting. Holders of Class A Shares are entitled to one vote per share on all matters submitted to a vote of the holders of Common Stock. Holders of Class B Shares are entitled to ten votes per share, except in connection with certain significant transactions. Holders of Class C Shares, none of which is presently outstanding, would not be entitled to vote, except in connection with any change to the Company's Certificate of Incorporation (the "Certificate") which would adversely affect their rights as holders of such class of Common Stock. All classes of Common Stock entitled to vote on any matter vote together as a single class except as otherwise required by law.

   All of the Company's outstanding Class B Shares are held by Company management and by or in trust for family members of management. The Certificate provides for a defined "Management Group" which includes such members of management and also includes a defined group of relatives of Vincent Young and Adam Young, the Chairman and Treasurer, respectively, of the Company, as well as entities controlled by Messrs. Young and such relatives. In the event any Class B Shares are transferred outside of the Management Group, such shares will automatically be converted into Class A Shares. In addition, if the total number of shares of Common Stock held by members of the Management Group falls to below 10% of the total number of shares of Common Stock outstanding, all of the outstanding Class B Shares automatically will be reclassified as Class A Shares.

   The dual class voting structure of the Company's Common Stock was created as part of a recapitalization implemented by the Company in November 1994 in connection with the Company's initial public offering (the "IPO"). This structure was recommended by the lead underwriter of the IPO, and approved by the Company's directors and stockholders, recognizing that the success of the Company had and would continue to depend upon the existing owners and management. The lead underwriter sought to ensure that the management skills and decision making process that were responsible for the Company's prior successes would continue after the IPO. The structure was also recommended to address FCC change of control issues that commonly arise in broadcast television companies which generally are governed by voting control.

   Concurrently with the completion of the IPO, the Company entered into its senior credit facility with a group of lending institutions which required and continues to require that a specific group of holders, similar to those comprising the Management Group, retain voting control of the Company. The failure to retain such control is an event of default under the senior credit facility and could result in an acceleration of the amounts outstanding thereunder. In addition, the Company's indentures relating to each of its four outstanding series of senior subordinated notes have change in control provisions with a defined group of holders similar to those comprising the Management Group which, if triggered, would require the Company to redeem the notes.

   At the time of the IPO, the Management Group held a total of 2,039,120 shares of Common Stock, representing 18.8% of the total number of shares of Common Stock outstanding and 80.9% of the total voting power of the Common Stock. As of April 3, 1998, the record date for the Annual Meeting, the Management Group held a total of 2,428,862 shares of Common Stock, representing 16.9% of the total number of shares of Common Stock outstanding and 62.1% of the total voting power of the Common Stock.

   The Board of Directors believes that ownership and control of the Company by the Management Group, particularly Vincent Young and Adam Young, has been and will continue to be an essential element in its growth and success. In the past ten years, under the leadership of Vincent and Adam Young, the Company has grown from an owner and operator of two television stations to twelve television stations. Excluding network-owned stations, home shopping stations and foreign language stations, the Company is presently the sixth-largest television group based upon coverage, with its stations reaching approximately 9.25% of the television households in the United States. The Company is presently the seventh largest ABC network affiliate group in terms of households reached and owns more ABC stations than any single operator other than ABC. The success of the Company's strategies is evidenced by this rapid growth and its stations' broadcast cash flow margins, which are among the highest in the television broadcasting industry. The investment community recognizes that the success of the Company is attributable to the Young family and current management. The Board of Directors believes that a risk to current control by current owners and management would be viewed negatively by the investment community and would adversely impact on the value of the Company. Thus, maintaining the current voting rights of the Class A and Class B Shares will provide continuity and stability to an experienced management team.

   The Company's success to date is attributable, in part, to its well-developed acquisition strategy. The Company's ability to manage costs effectively while enhancing the quality provided to station viewers gives the Company an important advantage in acquiring and operating new stations. In assessing acquisitions, the Company targets stations for which it has identified line item expense reductions that can be implemented upon acquisition. The Company also develops specific proposals for revenue enhancement utilizing management's significant experience in local and national advertising. The Board of Directors believes that a reduction of the 10% ownership requirement is necessary to provide the Company with greater flexibility to issue additional shares of Common Stock or securities convertible into Common Stock without triggering the automatic reclassification of the Class B Shares, as described above. The reduction of such ownership requirement to 5% would enable the Company to issue additional shares in connection with possible future transactions, such as financings, corporate mergers, acquisitions and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. The Company does not presently have any definitive agreements or understandings with respect to any such transaction.

   The lead underwriter of the IPO recommended the 10% minimum ownership requirement to ensure that the Management Group maintain a meaningful economic interest in the Company. The number of shares of Common Stock held by the Management Group upon completion of the IPO on November 7, 1994 represented a $38.7 million economic interest, based upon the IPO share price of $19. The number of shares held by the Management Group as of April 3, 1998, the record date for the Annual Meeting, represented a $119.9 million economic interest, based upon the closing sale price of the Class A Shares on such date of $49-3/8. Accordingly, while the Management Group's percentage ownership of the Common Stock has decreased during such period from 18.8% to 16.9% as a result of the Company's expansion which included the issuance of additional shares, the Management Group's economic interest in the Company has significantly increased. Accordingly, the Board of Directors recognizes that the recommended lower minimum ownership requirement would continue to represent a truly meaningful economic interest in the Company.

   A reduction in the ownership requirement to 5% will enable the Management Group to maintain its control over the Company for a longer period of time if the Company issues additional shares of Common Stock in the future. In addition, the Company would be able to have twice as many issued shares of Common Stock as it would, if the reduction were not implemented, before the Management Group would lose control over the Company, assuming that members of the Management Group do not acquire any of those additional shares. Giving effect to the exchange set forth in the Proposal on the following page, Vincent and Adam Young together would beneficially own Class B Shares representing approximately 72.9% of the total voting power of the Company's Common Stock and, as a result, they alone maintain control over the election of a majority of the Company's directors and, thus, over the operations and business of the Company as a whole. In addition, such stockholders have the ability to prevent specific types of material transactions, certain of which could make the Company a less attractive target for a takeover than it otherwise might be.

DESCRIPTION OF PROPOSED AMENDMENT

   The Board of Directors proposes and recommends that the stockholders approve an amendment of the Certificate to reduce the number of shares of Common Stock required to be held by members of the Management Group from 10% to 5% of the total shares of Common Stock of the Company outstanding. Accordingly, giving effect to such amendment, if the total number of shares of Common Stock held by members of the Management Group were to fall to below 5% of the total number of shares of Common Stock outstanding, all of the outstanding Class B Shares would automatically be reclassified as Class A Shares.

EFFECTIVENESS OF AMENDMENT

   If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment to the Certificate, setting forth the proposed amendment, with the Secretary of State of the State of Delaware.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSED AMENDMENT TO THE CERTIFICATE.


                  PROPOSAL TO ISSUE CLASS B SHARES IN EXCHANGE
                     FOR CERTAIN OUTSTANDING CLASS A SHARES

   On February 5, 1998, the Company entered into an Agreement and Plan of Merger pursuant to which Adam Young Inc. ("AYI"), a national television representation firm with sales representative agreements with each of the Company's twelve television stations, was merged (the "Merger") with and into a wholly-owned subsidiary of the Company. As part of the Merger, the shareholders of AYI, comprised of Vincent Young, the Company's Chairman, Adam Young, the Company Treasurer, and his wife, received and aggregate of 476,306 Class A Shares. Such shareholders also received an additional 50,450 Class A Shares in consideration for the equal number of Class B Shares held by AYI at the time of the Merger. See "Certain Transactions."

   In connection with the Merger, the Company's independent directors, serving as a special committee of the Board for the purpose of passing upon the Merger, received an opinion from Bear, Stearns & Co. Inc. ("Bear Stearns") that the Merger was fair, from a financial point of view, to the public stockholders of the Company. Bear Stearns recommended to the special committee that the Company issue only Class A Shares in the Merger, just as it would in a similar transaction with unaffiliated third parties. Accordingly, 476,306 Class A Shares, with an approximate value of $19.3 million, were issued as consideration for the business of AYI. In addition, the consideration for the 50,450 Class B Shares held by AYI at the time of the Merger were issued by the Company, on a share-for-share basis, in the form of Class A Shares.

   The Board of Directors believes that it is in the best interest of the Company that members of the Management Group hold super-voting Class B Shares for the reasons stated above in the preceding Proposal. All of the shares of Common Stock held by the Management Group at the time of the IPO were reclassified as Class B Shares. For the same reasons, all of the options that have been granted to date to members of the Management Group under the Company's Stock Option Plan are exercisable for Class B Shares.

   Bear Stearns has advised the Board of Directors that its recommendation to issue only Class A Shares in the Merger specifically related to the structure of the Merger transaction and the desirability to the Company and its stockholders of qualifying the Merger as a transaction effected on the same basis as an arms-length transaction with unaffiliated third parties. In addition, Bear Stearns has advised the Board of Directors that they may evaluate this proposal separately from the Merger based upon an assessment of the merits of such proposal. Accordingly, for the reasons stated above, the Board of Directors proposes and recommends that the Company issue 526,756 Class B Shares to Vincent Young and Adam Young and his wife in exchange for the 526,756 Class A Shares issued to them in connection with the Merger.

   In accordance with the corporate governance rules of the National Association of Securities Dealers, Inc. relating to issuers listed on the Nasdaq National Market, such as the Company, stockholder approval is required for non-public issuances of shares of common stock resulting in an increase in voting power in excess of a specified percentage of the then outstanding voting power. For this reason, the Company's stockholders are being requested to approve the issuance of the Class B Shares in connection with the exchange.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSED EXCHANGE.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission, and to file copies of such reports with the Company. Based solely upon a review of the copies of such reports filed with the Company, the Company believes that during 1997 such reporting persons complied with the filing requirements of said
Section 16(a).


                                 ANNUAL REPORT

   The Company's 1997 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH OF ITS STOCKHOLDERS, UPON THE WRITTEN REQUEST OF ANY SUCH STOCKHOLDERS, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, EXCLUSIVE OF EXHIBITS. WRITTEN REQUESTS FOR SUCH FORM 10-K SHOULD BE SENT TO JAMES A. MORGAN, SECRETARY, YOUNG BROADCASTING INC., 599 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022.


                                 OTHER MATTERS

   The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters.


                           1999 STOCKHOLDER PROPOSALS

   Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 1999 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Secretary of the Company at the Company's principal executive offices not later than December 14, 1998.



                                            By Order of the Board of Directors,



                                            JAMES A. MORGAN
                                            Secretary

April 13, 1998

                            YOUNG BROADCASTING INC.
                         ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


       The undersigned hereby appoints Vincent J. Young and James A. Morgan as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A and Class B Common Stock of the undersigned at the 1998 Annual Meeting of the Company, to be held at the offices of WRIC-TV, 301 Arboretum Place, Richmond, Virginia, at 10:00 a.m. on Tuesday, May 5, 1998, and at any adjournments or postponements thereof.

       WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

                                               -----------------
CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                     SIDE
                                               -----------------


              PLEASE MARK
              VOTES AS IN
              THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1.  Election of Directors.                                                                     FOR   AGAINST  ABSTAIN

Nominees: Vincent J. Young, Adam Young, Ronald J.           2.  Selection of Independent
 Kwasnick, Bernard F. Curry, Alfred J. Hickey, Jr., Leif        Auditors.
 Lomo, James A. Morgan, Robert L. Winikoff, David C. Lee

                                                            3.  Approval of amendment to
                FOR             WITHHELD                        the Company's Certificate
                ALL             FROM ALL                        of Incorporation to lower
              NOMINEES          NOMINEES                        from 10% to 5% the required
                                                                minimum percentage of
                                                                Common Stock that can be
      --------------------------------------                    held by the Management
      For all nominees except as noted above                    Group without the automatic
                                                                reclassification of Class B
                                                                Common Stock to Class A
                                                                Common Stock.

                                                            4.  Approval of issuance of
                                                                shares of Class B Common
                                                                Stock in exchange for
                                                                presently outstanding
                                                                shares of Class A Common
                                                                Stock held by certain
                                                                members of the Management
                                                                Group.

                                                            Please sign exactly as name appears hereon.  Joint
                                                            owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.



Signature:                       Date:                            Signature:                              Date:
          ----------------------      ---------------------------            ----------------------------      ---------------------